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                                                                   EXHIBIT 10.22

                              OFFICER'S CERTIFICATE


         I, the undersigned, do hereby certify and represent that:

         1. I am the duly elected Senior Vice President and Chief Business Officer of deCODE genetics, Inc., a Delaware Corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.22 to deCODE genetics, Inc.'s Registration Statement on Form S-1 is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Senior Vice President and Chief Business Officer of deCODE genetics, Inc. on this 7th day of March, 2000.



                        By:     /s/  Hannes T. Smarason
                                --------------------------
                        Name:   Hannes T. Smarason
                        Title:  Senior Vice President and Chief Business Officer

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                             CO-OPERATION AGREEMENT
                                     BETWEEN
                               REYKJAVIK HOSPITAL
                                       AND
                           ISLENSK ERFDAGREINING EHF.

INTRODUCTION

The Act on Patients' Rights stipulates that medical records shall be preserved in the health institutions where they are recorded. The Data Protection Commission, appointed by the Minister of Justice, and the Science Ethics Committee can, however, grant access to information from medical records, including biosamples, for purposes of scientific research as defined by law. Islensk erfdagreining ehf. searches, in co-operation with various scientists, for genes that contribute to the causes of diseases or symptoms of diseases. The objective of the Co-operation Agreement between the above parties is to ensure the swift and efficient execution of research projects and facilitate access to the information necessary for their completion.

Reykjavik Municipal Hospital (hereafter referred to as "the Hospital"), State Reg. No. 531195-2999, Fossvogur, Reykjavik, and Islensk erfdagreining ehf. (hereafter referred to as "Ie"), State Reg. No. 691295-3549, Lynghals 1, Reykjavik, hereby agree to co-operate on research. This Agreement will provide a framework for individual research contracts that Ie has entered into with individuals or teams employed by the Hospital, regarding specific research projects. Such research projects shall always be conducted on the basis of written contracts and measures shall be taken to ensure that such contracts conform in all respects to this co-operation Agreement.

Ie and the Hospital have therefore entered into the following

                             Co-operation Agreement

                                    CHAPTER 1
                                   DEFINITIONS
In this Co-operation Agreement the following concepts shall have the meaning set out below:

Surveillance Committee: A committee composed of representatives of Ie and the Hospital, having the task of monitoring the implementation of this Co-operation Agreement.

Executive Committee: A committee composed of representatives of research parties and Ie, having the task of supervising the execution of individual research projects.

Research Parties:

I) Employees of the Hospital participating in the conduct of any research project in co-operation with Ie, and/or

II) Other parties participating in the conduct of any research project jointly with the parties specified under I) above.

Neither the Hospital nor Ie is a research party in this sense.


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Research Data: Health information, including biosamples, and any further clinical information that has a bearing on a given research project. Each research contract shall contain a definition of all relevant research data.

Research Contract: A contract between research parties on the one hand and Ie on the other regarding a particular research project.

Research Projects: A complete or partial research activity with the participation of Ie, the objective of which is to find genetic factors that cause a specific disease, disease symptoms or a response to treatment.


                                    CHAPTER 2
                                      SCOPE

The provisions of this Co-operation Agreement shall apply to all research projects, regarding which a specific research contract has been made relating to a specified research project in which employees of the Hospital participate and are granted access to research data in the custody of the Hospital.

A specific research contract, in writing, shall be made between the research parties and Ie for each separate research project. Such contracts shall refer to the Co-operation Agreement between the Hospital and Ie. Such contracts shall also specify that no contracts shall take effect for the Hospital until such time as the Hospital has confirmed its acceptance by signature. Ie undertakes not to commence work on a research project until such contract has been signed by the Hospital. Under normal circumstances it is understood that the Hospital will come to a decision regarding contracts within 4 weeks after all required documents have been submitted.

The term of research contracts shall be specified and they shall expire without express termination at the end of the term. In individual research contracts the contracting parties may negotiate a specific mutual period of notice of termination during the term of the contract.

In the event that the research parties are unable to complete a research project within the specified time limit or wish to continue work on a research project, the term of the relevant research contract may be extended by one year at a time, provided that the Hospital approves such extension.


                                    CHAPTER 3
                                OBTAINING PERMITS

Under this Agreement, access to research data preserved by the Hospital shall be subject to prior approval by the Science Ethics Committee, appointed by the Minister for Health and Insurance pursuant to State Regulation No. 449/1997 on scientific research in the health sector, following comments from the Hospital's Ethics Committee. Scientific research shall also be subject to the approval of the Data Protection Commission, appointed by the Minister of Justice.

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                                    CHAPTER 4
                 SUPERVISION, SURVEILLANCE, AND CONFIDENTIALITY

4.1 Supervision of Individual Research Projects:

The supervision of individual research projects shall be jointly in the hands of the relevant research parties and Ie, which will form an Executive Committee. Further provisions regarding supervision shall be included in the research contract.


4.2 Surveillance Committee:

The Hospital and Ie shall appoint a Surveillance Committee, composed of four members, to monitor the execution of this Co-operation Agreement. Two representatives of each of the parties to the Agreement shall be appointed to the committee. Each party shall also appoint two alternate members to replace committee members in their absence. The committee shall meet once every month, or as often as the committee may decide. Should either of the parties to the Agreement think there is cause for a meeting, such party may instruct his representatives in the surveillance committee to take steps to call such a meeting, which shall then be called with five days' notice.


4.3 Obligation of Ie et al. to Inform

Ie undertakes to submit to the surveillance committee all contracts made between Ie and individuals or teams employed by the Hospital at the time that such contract is made or subsequently employed by the Hospital. The surveillance committee shall have complete access to all research data of any given research project on which a research contract has been made.

The Surveillance Committee shall have unlimited access to the accounts of Ie relating to research projects covered by a research contract. The accounts of each research project shall be kept separately from other accounts of Ie. Ie further undertakes to submit to the surveillance committee complete information regarding payments under a research contract, and as regards the sale of a research project, its results or findings to a third party. The access that the Hospital has to the accounts of Ie under this Article shall have the purpose of enabling the Hospital to preserve its financial interests in its dealings with Ie.

Ie undertakes to submit to the Hospital all contracts concluded before this Co-operation Agreement took effect, between Ie and individuals or teams employed by the Hospital at the time this Co-operation Agreement is made. Such contracts shall be subject to the provisions of this Co-operation Agreement.

Where it is stated in this Agreement that the surveillance committee may require information, access to accounts or research data etc., it shall be assumed that each representative of the Hospital shall have such rights regardless of the view of other committee members.


4.4 Confidentiality

The representatives of the Hospital on the surveillance committee shall be bound by complete confidentiality regarding all matters of which they may acquire knowledge in the course of their work. This applies equally to the contents of contracts, research plans, results from research, business plans and all other information that should fairly

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and reasonably remain confidential in the interest of Ie. Under no circumstances may the substance of such information be divulged to a third party without the express permission of Ie. The confidentiality obligations of a Hospital representative shall remain effective even if he resigns his employment or this Agreement is terminated. Directors and employees of the Hospital who, in the course of their work, must deal with information of a sensitive nature provided to them by Hospital representatives on the surveillance committee, are under the same obligation.

Confidentiality obligations as defined under this Article apply equally to Ie representatives on the surveillance committee with respect to the Hospital.


                                    CHAPTER 5
                                    EXPENSES

All expenses incurred by each research project shall be paid by Ie. Ie will pay the additional expenses incurred by the Hospital in connection with the performance of a research project after a research contract has taken effect, i.e. material and wage costs. This does not apply to administrative expenses of the Hospital. The Hospital shall submit to Ie a monthly invoice, which Ie undertakes to pay within 10 days of issue. Payments under this Article shall be considered as expense outlay under Section 7.3 of this Agreement, and be added to fixed payments, variable payments and other payments under the same Section 7.3.


                                    CHAPTER 6
                           TREATMENT OF RESEARCH DATA

Research parties shall have access to necessary research data in the custody of the Hospital for use in a specific research project for which a research contract has been made, the data having been defined therein, subject to compliance with law, regulations, government stipulations and the provisions of this Agreement.

Exempt from access under Paragraph 1 of this Article are biosamples that the Hospital has collected for other use than that described in this Agreement and individual research contracts. Ie shall only be granted access to such biosamples if permitted by the Board of Directors/Director of the biosample bank in question and the Medical Director of the Hospital, and then only to such extent as permitted by them at each time.

The custody of research data shall conform to the provisions of law at each time, currently the provisions of Articles 14 and 15 of Act No. 74/1997 on Patients' Rights. Furthermore, the provisions of Act No. 121/1989 on the Recording and Handling of Personal Data shall be observed.

Ie may not remove from Iceland any research data defined in a research contract and provided by the Hospital for a specific research project.

On the completion of a research project, Ie shall within four weeks return all research data to the Hospital that were obtained from that institution. The Hospital is entitled to copies of any research data to which the Hospital has granted access in respect of the research project in question. The provisions of this Paragraph shall remain in effect regardless of the cause of termination of the research project, whether this is caused

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by the expiration of the term of the research contract, cancellation or termination thereof or other reasons.


                                   CHAPTER 7
                                RIGHTS OF PARTIES

7.1 Financial Rights to Research Results

Unless otherwise agreed, Ie shall become the owner of all financial and commercial rights over research projects under this Agreement and their results with due regard, however, to Paragraph 2 of Section 7.3 hereof. Ie has the right to sell results or findings from research projects to a third party, and to utilise them in any other way consistent with accepted ethical criteria both before and after the research projects are completed.


7.2 Making of Research Agreements

Employees of the Hospital intending to enter into co-operation with Ie should first consult with the Medical Director of the Hospital.


7.3 Payments to the Hospital

Ie shall pay a fixed proportion and/or a fixed payment out of all funds obtained on the basis of projects in which the employees of the Hospital participate according to research contracts made under this Agreement.

The total amount of payments for research projects shall be negotiated for each research contract. Each research contract shall provide for fixed annual payments, reimbursement for expense outlay of the Hospital during research as stated in Chapter 5 hereof, and a variable payment determined by the outcome of a research project, results or findings thereof being sold to a third party. The amount of the variable payment negotiated in each research contract shall never be lower than 5% of all payments rendered by the third party to Ie. Individual research contracts may depart from the above provision on variable payment based on the outcome of the sale of a research project or results or findings thereof, provided that a provision is inserted into the research contract in its place to ensure payment of amounts which are at least equal to the specified minimum. All payments under research contracts shall accrue to a special fund in the custody of the Hospital.

The total amount of fixed payments, variable payments and other payments as described in Paragraph 2 of this Section 7.3 shall be used to support scientific activity within the Hospital. Payments under Paragraph 2 shall be divided as follows: 25% shall be allocated to general scientific activity as determined by the Hospital, and 75% shall be allocated to scientific activity as decided by the employees of the Hospital who contributed to the work for which the payments were received. The above manner of dividing payments shall apply unless otherwise agreed between the employees in question and the Hospital.

In the event that individuals or teams employed by the Hospital enter into a research contract with Ie and a third party, not connected with the Hospital, the manner of division of payments to each party shall be stipulated in the research contract. The research contract shall specifically define the grounds on which the division of payments is decided, and state the arguments behind that division. Employees of the

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Hospital shall not be considered as third parties, not connected with the
Hospital, in the sense defined in this Co-operation Agreement.


7.4 Treatment Methods based on Research Results

Ie undertakes to endeavour, in its negotiations with third parties regarding purchase of results or findings of all research projects under this Agreement, to ensure that the Hospital, for the benefit of its patients, is granted free access to any methods or pharmaceuticals that the third party may develop on the basis of results from research projects under this Agreement to prevent, diagnose and treat disease.


                                    CHAPTER 8
                     TERM OF THIS AGREEMENT AND TERMINATION

This Agreement shall remain in effect for as long as it is not formally terminated. Either party to the Agreement may terminate the Agreement with one year's notice. However, termination of the Agreement does not include research contracts that have already been made regarding specific research projects and approved by the Hospital. Such research contracts may be completed even if this Agreement has been terminated, provided that the term of such contracts does not exceed 5 years. Individual research contracts, however, may be terminated during their term of effect, provided that the contracts in question contain provisions for such termination.

In the event that either party to a research contract is of the opinion that the other party has violated the provisions of the research contract, that party shall without delay submit his comments. If the other party has not remedied the fault within 4 weeks from receiving the comments, the complaining party may terminate the research contract with 3 months' notice. This shall apply whether the research contract contains provisions for termination or not, and irrespective of the length of any notice of termination that may have been agreed therein, cf. the provisions of Paragraph 3 of Chapter 2.

Payments that Ie has already made or have become due prior to termination pursuant to Paragraphs 1 and 2, shall be non-refundable from the Hospital.


                                    CHAPTER 9
                         DEFAULT AND DEFAULT PROVISIONS

If either party to this Co-operation Agreement is guilty of substantial default, the other party may cancel the Agreement. Substantial default can, for instance, refer to non-payment of the agreed payments, improper or unauthorised use of research data, unreasonable restrictions of research parties' access to research data of the Hospital pursuant to this Agreement. Should the Agreement be cancelled by the Hospital on the basis of this provision, all research contracts are thereby cancelled, including those that have been approved by the Hospital. Payments that Ie has already made, or have become due prior to cancellation of the Agreement, shall be non-refundable from the Hospital. The provisions of chapter 8 of this Agreement do not apply to cancellation of this kind. In the event of any dispute regarding a party's right to cancel the Agreement, the settlement procedure for such disputes shall be in accordance with the provisions of chapter 12.

Should Ie cease research during the term of a research contract, or events or circumstances cause research under such contract to halt or cease, the research

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contract shall be regarded as terminated. Such an event or circumstance may, for example, consist of the revelation that normal progress and continuous research under a given research contract is halted for a minimum of 6 months. All provisions of the research contract, including the provisions regarding limitations imposed on co-operation between the relevant employees of the Hospital and third parties, will then become null and void.


                                   CHAPTER 10
                              LIABILITY FOR DAMAGES

As it is not a commercial enterprise, the Hospital exempts itself from any kind of liability for damages that may arise as a result of this Agreement, or research contracts made on the basis of this Agreement, or any other event that may arise during co-operation between the parties to the Agreement. This exemption covers all events and circumstances that may lead to the Hospital becoming liable for damages. The reasons for such liability, e.g. errors, defects, information leak, improper use of research data, injuries, actions or behaviour of employees etc., are irrelevant in this context.


                                   CHAPTER 11
                                   OTHER ITEMS

11.1 This Agreement is non-transferable

This Agreement, or any right thereunder, is non-transferable except by consent of both parties thereto. The Agreement becomes void upon termination, cancellation, or in the event that Ie becomes unable to perform its obligations.


11.2 Scientific and Commercial Responsibility

The Hospital is in no way responsible for the achievement of any scientific or commercial objectives of individual research projects.


11.3 Court Decisions - Amendments of Legislation

If any amendments to legislation are made or court decisions are passed that in any way disrupt the premises or basis on which the contracts are made, the parties thereto shall review the existing contracts for the purpose of bringing them into conformity as necessary.


11.4 On the Publication of Research Results

Research results shall be published as soon as they comply with academic requirements and are fit for publication. However, Ie may postpone publication for a maximum of 90 days in order to ensure that there will be enough time to secure the property rights relating to any inventions that may be produced by research. In the event that a third party requests that Ie does not publish results when ready as described above, publication may be postponed for a maximum of 90 days.


11.5 Treatment of Samples etc.

This Agreement in no way limits the Hospital's right to send samples or other data to other places in Iceland or abroad for research etc, or to take normal action in diagnosing diseases and providing patients with service as necessary at any time. This shall apply even if a research contract has been made between Ie and certain employees of the Hospital regarding the same diseases or comparable disease symptoms, and such contract has been approved by the Hospital.

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11.6 Limitations on Co-operation under Research Contracts

Provisions in individual research contracts entered into by individuals or teams in the employ of the Hospital that stipulate limitations regarding co-operation with third parties in searching for the genetic factors of diseases under the relevant research contracts, entail no obligations of any kind for the Hospital.

Provisions in individual research contracts, entered into by individuals or teams in the employ of the Hospital, that stipulate limitations regarding co-operation with third parties in circumstances when a contract on the sale of a research project has been concluded confer no obligations of any kind upon the Hospital.

The fact that individual research contracts are signed by the Hospital does not in any way alter the substance of Articles 1 and 2.


                                   CHAPTER 12
                             SETTLEMENT OF DISPUTES

12.1 Settlement of Disputes

In the event of a dispute between the parties to this Agreement regarding performance or compliance that cannot be resolved by the surveillance committee, two persons, one from each party, shall endeavour to reach an agreement on its settlement. If a settlement is not reached between those two persons within two weeks of the submission of the dispute, each party to the Agreement shall appoint one arbitrator and then jointly request the appointment of an impartial third arbitrator by the District Court of Reykjavik to assist in the resolution of the dispute, thus forming a tribunal of three arbitrators. The arbitration tribunal shall reach a decision in the matter within 3 months from the appointment of the third arbitrator. The cost of the work of the tribunal shall be determined by the tribunal at each time. The work, procedure and rulings of the arbitration tribunal shall otherwise be governed, as appropriate at any time, by Act No. 53/1989 on Contractual Arbitration.

Notwithstanding the above provisions on arbitration, cases involving the collection of payments under this Agreement which are not in dispute between the parties may be submitted to the public courts. The same applies to cases of financial claims made by one party against the other, based on rulings of the arbitration tribunal regarding non-performance or breach by the latter of this Agreement. Such cases shall be submitted to the District Court of Reykjavik.


Interim Provisions

Ie undertakes, immediately upon the signing of this Agreement, to initiate a revision of all research contracts made on individual research projects under this Agreement for the purpose of bringing their provisions on terms of payment into conformance with the provisions of Section 7.3 of this Agreement, and in other ways adapting them to the provisions of this Agreement. This revision process shall be completed within approximately three months from the signing of this Agreement. All research contracts shall then be submitted to the Hospital for approval pursuant to the provisions of chapter 2 hereof.

                           REYKJAVIK, 4 NOVEMBER 1998

For Reykjavik Hospital                       For Islensk erfdagreining ehf.


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